Exhibit 16.1

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 5, 2002

Dear Sir/Madam:

We have read paragraphs two, three and four of Item 4 included in the Form 8-K dated June 3, 2002 of RevCare, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:
Mr. Fred McGee,
Chief Financial Officer
RevCare, Inc.